EIGHTH AMENDMENT
TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS EIGHTH AMENDMENT, dated as of May 11, 2015, to the Fund Accounting Servicing Agreement dated as of August 15, 2005, as amended June 8, 2007, October 8, 2007, August 14, 2009, February 12, 2010,  July 27, 2010,  January 1, 2013 and November 24, 2015  (the "Agreement"), is entered into by and between Intrepid Capital Management Funds Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the Intrepid Select Fund and to amend the fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INTREPID CAPITAL MANAGEMENT	U.S. BANCORP FUND SERVICES, LLC
FUNDS TRUST

By: /s/ Donald C. White	By: /s/ Michael R. McVoy

Name: Donald C. White	Name: Michael R. McVoy

Title: Secretary/Treasurer	Title: Executive Vice President

5/2015	1

Amended Exhibit A to the Fund Accounting Servicing Agreement

Fund Names

Name of Series Intrepid Capital Fund Intrepid Endurance Fund Intrepid Income Fund Intrepid Disciplined Value Fund Intrepid International Fund Intrepid Select Fund

5/2015	2

Amended Exhibit B to the Fund Accounting Servicing Agreement – Intrepid Capital Management Trust

FUND ACCOUNTING SERVICES FEE SCHEDULE Effective August 1, 2015

Intrepid Capital Fund Complex*
$[  ] for the first $[  ]**
[  ]  basis points on the next $[  ]
[  ] basis point on the next $[  ]
[  ] basis points on the balance

**Discounted to $[  ] until February 1, 2016

Fees are billed monthly.
* Annual fee based upon average net assets per
  fund family complex
*Annual fee based upon [  ]  funds, with [  ] additional share class for [  ] of the funds
* Subject to CPI increase, Milwaukee MSA.

Conversion and extraordinary services quoted separately.

NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

All fees are billed monthly plus out-of-pocket expenses, including pricing, corporate action, and factor services:
  •  $[  ]   Domestic and Canadian Equities/Options
  •  $[  ] Corp/Gov/Agency Bonds/International Equities/Futures/Currency Rates
  •  $[  ] CMO's/Municipal Bonds/Money Market Instruments/International Bonds
  •  $[  ] /Fund per Day- Bank Loans
  •  $[  ] /Fund per Day- Credit Default Swaps/Swaptions
  •  $[  ] /Fund per Day- Basic Interest Rate Swaps
  •  $[  ]  /fund/month - Mutual Fund Pricing
  •  $[  ] /Foreign Equity Security per Month for Corporate Action Service
  •  $[  ] /Domestic Equity Security per Month for Corporate Action Service
  •  $[  ]  /month Manual Security Pricing (>[  ] /day)
  •  Factor Services (BondBuyer)
    •  $[  ] /CMO/month
    •  $[  ] /Mortgage Backed/month
    •  $[  ]  /month Minimum Per Fund Group
  •  Fair Value Services (FT Interactive)
    •  $[  ] on the First [  ]  Securities/Day
    •  $[  ] on the Balance of Securities/Day

NOTE:  Prices above are based on using IDC as the primary pricing service and are subject to change.  Use of alternative sources may result in additional fees.

5/2015	3